Exhibit 10.31A

METALDYNE PERFORMANCE GROUP INC.

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of July 18, 2016 (the “Effective Date”) between Metaldyne Performance Group Inc., a Delaware corporation (the “Company”), and Thomas M. Dono, Jr. (“Executive).

WHEREAS, Company desires to engage the services of the Executive as Executive Vice President – General Counsel and Secretary of the Company and the Executive desires to be employed by the Company in such capacity pursuant to the terms and conditions of this Agreement;

WHEREAS, the Company desires to be assured that the confidential information and goodwill of the Company will be preserved for the exclusive benefit of the Company; and

WHEREAS, the Executive has represented to the Company that Executive is not a party to or bound by any confidentiality, noncompetition, non-solicitation, employment, consulting or other agreement or restriction which could conflict with, or be violated by, the performance of the Executive’s duties to the Company or obligations under this Agreement, nor is the Executive subject to any agreements with any other employer.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.Employment.  The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4 (the “Employment Period”).

Section 2.Position and Duties.

(a)Duties.  During the Employment Period, Executive shall serve as the Executive Vice President – General Counsel and Secretary of the Company and shall have the normal duties, responsibilities, functions and authority of an Executive Vice President – General Counsel and Secretary, subject to the customary oversight and direction of the Company’s board of directors (the “Board”) to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers and employees of the Company. During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company and its Subsidiaries which are consistent with Executive’s position as the Board may from time to time direct.

(b)Full Time and Attention.  During the Employment Period, Executive shall report to the Chief Executive Officer of the Company and shall devote Executive’s best efforts and Executive’s full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries (the “Company Group”). Executive shall perform Executive’s duties, responsibilities and functions for the Company Group hereunder to the best of Executive’s abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s and its Subsidiaries’ policies and procedures in all material respects. During the Employment Period, Executive shall not serve as an officer or director of, or otherwise be employed by or perform services for, any other person or entity without the prior written consent of the Board; provided that Executive may serve as an officer or director of, or otherwise participate in, solely educational, welfare, social, religious and civic organizations.

For purposes of this Agreement, “Subsidiaries” or “Subsidiary” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

Section 3.Compensation and Benefits.

(a)Base Salary.  During the Employment Period, Executive’s base salary shall be $400,000 per annum (as may be adjusted up but not down by the Board from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices in effect from time to time. The Base Salary shall be prorated on an annualized basis for any partial year during the Employment Period.

(b)Employee Benefits.  During the Employment Period, Executive shall be entitled to receive employee benefits (other than severance) on the same basis as such benefits are generally made available to other senior executives.  Executive shall be entitled to four weeks of paid vacation each calendar year in accordance with the Company’s policies, which to the extent accrued but unused as of the end of any calendar year, may be carried over and used during the first six months of the following calendar year.

(c)Reimbursements.  During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(d)Annual Bonus.  In addition to the Base Salary, during the Employment Period, Executive will be eligible to receive a target annual cash bonus of 60% of Base Salary (“Annual Bonus”). The achievement of a particular bonus amount shall be based on performance objectives established by the Board at the time the budget is approved for the applicable fiscal year. The Annual Bonus will be payable during the calendar year that begins immediately following the calendar year for which such Annual Bonus was earned, as soon as reasonably practicable following the completion of the Company’s audit for the calendar year for which the Annual Bonus was earned and shall be payable only if Executive is employed by the Company on the date of payment.  Executive will be eligible for a full-year bonus in 2016.

(e)Equity Plan.  During the Employment Period, Executive will be eligible to participate in one or more equity incentive plans as may be established and/or amended by the Company from time to time, pursuant to the terms and conditions of such plan or plans.

(f)Withholding.  The Company or its Subsidiaries may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. In the event that the Company fails to withhold any taxes required to be withheld from Executive by applicable law or regulation, the Executive agrees to indemnify the Company for any amount paid with respect to any such taxes, together with any interest, penalty and/or expense related thereto to the extent such interest, penalty and/or expense is incurred as a result of Executive’s failure to promptly remit such taxes following written notice from the Company.

(g)Equity Grant.  On the date of the Company’s next award issuance following the date hereof (the “Award Grant Date”), provided that Executive is employed by the Company on such date, Executive will: (i) receive a grant of shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”), subject to certain restrictions and vesting requirements, with an aggregate fair market value equal to $40,000 at the time of grant (as determined by the Board of Directors of the Company), which will vest in three equal installments on an annual basis; (ii) receive a grant stock options to purchase a number of shares of Company Common Stock, subject to certain restrictions and vesting requirements, with an aggregate fair market value on the Award Grant Date equal to $90,000 and a per share exercise price equal to the fair market value of a share of Company Common Stock at the time of grant (as determined by the Board of Directors of the Company), which will vest in three equal installments on an annual basis; and (iii) be eligible for grants of shares of Company Common Stock and stock options to purchase a number of shares of Company Common Stock, in each case subject to certain restrictions and vesting requirements, with an aggregate fair market value equal to $120,000 at the time of grant (as determined by the Board of Directors of the Company), each of which will vest in three equal installments on an annual basis.

Section 4.Term.  The Employment Period shall begin on the date of this Agreement and terminate on the earliest to occur of (i) Executive's resignation (which may occur at any time with or without Good Reason, as defined below), (ii) Executive’s death or Disability, and (iii) the termination of Executive by the Company at any time for Cause (as defined below) or without Cause. Except as otherwise expressly and specifically provided herein, any termination of the Employment Period by Executive or the Board shall be effective as specified in a written notice from each to the other.

Section 5.Termination.

(a)Without Cause or with Good Reason.  If during the Employment Period the Executive’s employment is terminated by the Company without Cause or upon Executive’s resignation with Good Reason, Executive shall be entitled to receive Executive’s Base Salary, employee benefits and any unused vacation payable pursuant to the Company’s standard vacation practice through the date of termination and, subject to Section 5(d) and Section 13, the following payments and benefits:

(i)

an amount equal to the Executive’s monthly Base Salary rate (but not as an employee), paid monthly for a period of twelve (12) months following such termination in accordance with the Company’s general payroll practices in effect from time to time,

(ii)	subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended

(“COBRA”) continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents), which, for a period of twelve (12) months following Executive’s termination of employment (the “Severance Period”), will be subsidized by the Company (such that the Executive’s cost of such COBRA coverage will be the same as the Executive would have paid had the Executive remained an employee and an active participant in the group health plan); provided, that the Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the provision of such payment would result in adverse tax consequences to the Executive under Section 105(h) of the Code or otherwise, the amount of such payment shall be imputed to the Executive as taxable wages and reported on Form W-2.  Notwithstanding the foregoing, in the event the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 5(a)(ii) shall immediately cease.  The Executive shall notify the Company upon becoming employed by a subsequent employer during the Severance Period, and

(iii)

a pro rata portion of the Annual Bonus Executive otherwise would have received in respect of the fiscal year in which Executive’s employment terminated had the Executive remained continuously employed through the applicable payment date, based on actual performance and calculated by the Board in good faith, payable at the time the Annual Bonus would have otherwise been paid pursuant to Section 3(d) (a “Pro Rata Bonus”).

Executive shall be entitled to the foregoing severance payments if and only if Executive has executed and delivered to the Company the general release substantially in form and substance as set forth in Exhibit A (the “General Release”) and such release has become effective and is no longer subject to revocation within sixty (60) days following the Executive’s termination of employment, and only so long as Executive has not breached the provisions of the General Release or breached the provisions of Section 7, Section 8, or Section 9 and only if Executive does not apply for unemployment compensation chargeable to the Company or any Subsidiary during the Severance Period. The Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period, except as otherwise specifically provided for under the Company’s employee benefit plans or as expressly required by applicable law. Notwithstanding any other provision of this Agreement, if following the termination of the Employment Period Executive is entitled to payments or other benefits under this Section 5 but the Company later determines Executive committed an act that constituted Cause (whether prior to or after such termination, which, for the avoidance of doubt, includes, without limitation, a breach of any the provisions of Section 7, Section 8, or Section 9 that occurs during the period during which any payments or other benefits under this Section 5 are being provided), then (i) Executive shall not be entitled to any payments or other benefits pursuant to this Section 5, (ii) any and all payments to be made by the Company or any Subsidiary and any and all benefits to be provided to Executive pursuant to this Section 5 shall cease and (iii) any such payments previously made to Executive shall be returned immediately to the Company by Executive.

(b)Death, Disability.  If the Employment Period is terminated due to Executive’s death or Disability, Executive or Executive’s estate or beneficiaries, if applicable, shall be entitled to receive (i) Executive’s Base Salary, employee benefits and any unused vacation payable pursuant to the Company’s standard vacation practice through the date of termination and (ii) subject to the Executive’s (or Executive’s estate, as applicable) execution, delivery and nonrevocation of a Release in accordance with the requirements set forth in Section 5(a), (A) an amount equal to the Executive’s monthly Base Salary rate (but not as an employee), paid monthly for a period of six (6) months following such termination, and (B) a Pro Rata Bonus.  Executive shall not be entitled to any other salary, compensation or benefits from the Company or its Subsidiaries thereafter, except as otherwise specifically provided for under the Company’s employee benefit plans or as expressly required by applicable law.

(c)For Cause or without Good Reason.  If the Employment Period is terminated by the Company for Cause or if Executive resigns without Good Reason, Executive shall only be entitled to receive Executive’s Base Salary, employee benefits and any unused vacation payable pursuant to the Company’s standard vacation practice through the date of such termination or resignation and shall not be entitled to any other salary, compensation or benefits from the Company or its Subsidiaries thereafter, except as otherwise specifically provided for under the Company’s employee benefit plans or as expressly required by applicable law. The termination of the Employment Period for Cause shall preclude Executive’s resignation with Good Reason.

(d)Section 409A.  This Section 5(d) shall apply only to the extent that an applicable payment (or portion of a payment) under this Agreement constitutes “nonqualified deferred compensation” for purposes of Section 409A (as defined in Section 13 hereof) and not to payments (or the portion of any payment) that are exempt from Section 409A (due to, for example; application of the short term deferral rule or separation pay exceptions). To the extent payment of any amount under Section 5(a) or Section 5(b) constitutes “nonqualified deferred compensation” for purposes of Section 409A (as defined in Section 13 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

(e)Exclusive Rights.  Except as otherwise expressly provided in this Agreement, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA). Nothing contained herein is intended to limit or otherwise restrict the availability of any COBRA benefits to Executive required to be provided pursuant to Section 601 of Title I of the Employee Retirement Income Security Act of 1974 and Section 4980B of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (the “Code”). Except as otherwise provided in Section 13 the Company may offset any amounts Executive owes it or its Subsidiaries against any amounts it or its Subsidiaries owes Executive hereunder.

(f) “Cause” shall mean that Executive has (i) continually failed to perform in a material manner, was materially negligent or committed willful misconduct in the performance of, Executive’s duties to the Company or its Subsidiaries for a period of thirty (30) days after written notice was delivered to Executive by or on behalf of the Board specifying the manner in which Executive failed to perform

(and which such failure or other performance default remains uncured after such time); (ii) materially breached any material provisions in any written agreement between Executive and the Company or one of its Subsidiaries for a period of thirty (30) days after written notice was delivered to Executive by or on behalf of the Board specifying the manner in which Executive breached (and which breach remains uncured after such time), (iii) developed or pursued interests materially adverse to the Company or any of its subsidiaries or willfully failed to observe any material written policies of the Company or any of its Subsidiaries applicable to Executive for a period of thirty (30) days after written notice was delivered to Executive by or on behalf of the Board specifying the manner in which Executive failed to observe (and which failure remains uncured after such time); (iv) materially breached any non-competition, non-solicitation, or confidentiality agreement or covenant with the Company or any applicable Subsidiary, (v) engaged in theft, embezzlement, fraud, or misappropriation of any of the Company’s or any of its Subsidiaries’ property; or (vi) been convicted of or entered a guilty or no contest plea with respect to a felony (other than a vehicular felony or through vicarious liability not related to the Company or any of its affiliates) or a misdemeanor involving moral turpitude or fraud.

(g) “Disability” shall mean Executive’s inability to perform the essential duties, responsibilities and functions of Executive’s position with the Company and its Subsidiaries for a total of one hundred eighty (180) days during any twelve (12) month period as a result of any mental or physical illness, disability or incapacity even with reasonable accommodations for such illness, disability or incapacity provided by the Company and its Subsidiaries or if providing such accommodations would be unreasonable and which condition is expected to last for a continuous period of not less than twelve (12) months, all as determined by the Board in its reasonable good faith judgment. Executive shall cooperate in all respects with the Company if a question arises as to whether Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss Executive’s condition with the Company).  Nothing herein shall be construed as a waiver or limitation with respect to the rights afforded to Executive under applicable law, including, without limitation of the foregoing, the Americans With Disabilities Act and the Family Medical Leave Act.

(h) “Good Reason” shall mean if Executive resigns from employment with the Company and its Subsidiaries prior to the end of the Employment Period as a result of one (1) or more of the following reasons: (i) the Company reduces the amount of the Executive’s Base Salary, (ii) the Company changes Executive’s titles or reduces Executive’s responsibilities materially inconsistent with the positions Executive then holds, (iii) the Company changes Executive’s place of work to a location more than thirty-five  (35) miles from Executive’s present place of work, or (iv) a successor to substantially all of the business and/or assets of the Company does not (A) expressly assume and agree to perform this Agreement, and (B) provide Executive with the same or comparable position, duties, Base Salary, target Annual Bonus and benefits under Sections 3(b) and 3(c) as provided in this Agreement; provided, in each case, that in order for Executive’s resignation with Good Reason to be effective pursuant to any event that Executive believes constitutes Good Reason (x) written notice of Executive’s resignation for Good Reason must be delivered to the Company within thirty (30) days after the occurrence of any such event, (y) the Company shall be given thirty (30) days from the receipt of such notice to cure any such event, and (z) Executive must actually terminate Executive’s employment citing

Good Reason within sixty (60) days following the expiration of such cure period if the Company does not cure such Good Reason default.

Section 6.Section 280G Cutback.  Notwithstanding anything in this Agreement to the contrary, if any payments or benefits (including without limitation, any accelerated vesting of equity awards) Executive would receive pursuant to this Agreement or otherwise would constitute a “parachute payment” within the meaning of Section 280G of the Code (each, a “Payment” and collectively, the “Payments”), the Payments shall be reduced by the minimum possible amount necessary such that no amounts payable to you shall constitute a “parachute payment.”  All determinations required to be made under this Section 6, including whether any Payment is a “parachute payment” and whether and to what extent a reduction in any Payments is required and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm designated by the Company (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to the Company and you.  Any determination by the Accounting Firm shall be binding upon you and the Company.  If a reduction in any Payments is required under this Section 6, the reduction will occur in the following order: first, by reduction of cash payments; second, by cancellation of accelerated vesting of equity awards; and third, by reduction of other benefits payable to Executive, in each case, in reverse chronological order, beginning with payments or benefits that are to be paid latest.  If, at the time of a transaction giving rise to Payments that could constitute “parachute payments,” the stock of the Company is not readily tradable on an established securities market or otherwise and the Company determines that the exemption described in Section 280G(b)(5) of the Code would apply to the Payments if the requisite shareholder approval is obtained in accordance with the terms and conditions of Section 280G of the Code, the Company shall use commercially reasonable efforts to seek the requisite shareholder approval of the Payments such that no Payments would constitute “excess parachute payments.”

Section 7.Confidential Information.

(a)Obligation to Maintain Confidentiality. Executive acknowledges that the continued success of the Company Group depends upon the use and protection of a large body of such entities’ confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future is referred to in this Agreement as “Confidential Information.” Confidential Information shall be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to any member of the Company Group’s current or potential business and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data (including trade secrets) obtained by Executive before (including, without limitation, confidential and proprietary information of the Company Group obtained by Executive while employed by any member of the Company Group prior to this Agreement), during or after the course of Executive’s performance under this Agreement concerning the business and affairs of the Company Group, information concerning acquisition opportunities in or reasonably related to any member of the Company Group’s business or industry of which Executive becomes aware before or during the Employment Period, the persons or entities that are current, former or prospective suppliers or customers of the Company Group before, during or after Executive’s course of performance under this Agreement, as well as development, transition and transformation plans, strategic, marketing and expansion plans (including, without limitation plans regarding planned and potential sales), financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment of the Company Group.  During the Employment Period and at all times thereafter, Executive shall not disclose to any unauthorized person or use for Executive’s own benefit any Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order (in which case Executive shall give prior written notice of such disclosure to the Company). Executive shall deliver to the Company at the end of the Employment Period, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company Group (including, without limitation, all Confidential Information) that Executive may then possess or have under Executive’s control.

(b)Third Party Information. Executive understands that the Company and its Subsidiaries will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Subsidiaries’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 7(a) above, Executive shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of the Company or its Subsidiaries who need to know such information in connection with their work for the Company or such Subsidiaries) or use, except in connection with Executive’s work for the Company or its Subsidiaries, Third Party Information unless expressly authorized by the Board in writing.

(c)Use of Information of Prior Employers. During the Employment Period, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers (other than any direct successors of the Company and its affiliates, to which Section 7(a) shall instead apply) or any other person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of any member of the Company Group any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or other person. Executive shall use in the performance of Executive’s duties under this Agreement only information that is (i) generally known and used by persons with training and experience comparable to Executive’s and common knowledge in the industry or is otherwise legally in the public domain, (ii) otherwise provided or developed by any member of the Company Group or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person.

Section 8.Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to any member of the Company Group’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by any member of the Company Group, whether before or after the date of this Agreement (collectively referred to as “Work Product”), are the property of the Company or such Subsidiary. From and after the Effective Date, Executive shall disclose any Work Product which is or expected to be material to the business of any member of the Company Group to the Board promptly after Executive becomes actually aware of such Work Product and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, executing and delivering assignments, consents, powers of attorney and other instruments). Executive acknowledges that all Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended.

Section 9.Non-Compete, Non-Solicitation.

(a)Non-competition.  As additional consideration for the compensation to be paid to Executive under this Agreement, Executive acknowledges that during the course of Executive’s employment with the Company and its Subsidiaries, Executive shall have access to and shall become familiar with, Executive has become familiar with, the Company’s and its Subsidiaries’ trade secrets and with other Confidential Information concerning the Company Group and that Executive’s services shall be of special, unique and extraordinary value to the Company and its Subsidiaries, and therefore, Executive agrees that, during the Employment Period and for six (6) months thereafter (the “Noncompete Period”), Executive shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed by, or in any manner engage in, any person, business or entity competing with any member of the Company Group as such businesses exist or are in process during the Employment Period or on the date of the termination or expiration of the Employment Period, within any geographical area in which any member of the Company Group engage or plan to engage in such businesses (a “Competitive Business”). Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation and Executive may, without violating this Section 9(a), serve as an employee, consultant or independent contractor to any person or business engaging in a Competitive Business through any division or subsidiary provided such Competitive Business generates less than 20% of the annual revenue of such person or business and provided that Executive does not participate in, work for, or provide any services to such person or business in connection with such Competitive Business.

(b)Non-solicitation.  In addition, during the Noncompete Period, Executive shall not directly or indirectly through another person, business or entity (i) induce or attempt to induce any employee of any member of the Company Group to leave the employ of the Company Group, or in any way interfere with the relationship between the Company, its sister companies, their respective parent companies or any their respective Subsidiaries and any employee thereof, (ii) hire any person who was an employee of any member of the Company Group at any time during the Employment Period or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of any member of the Company Group to cease doing business with any member of the Company Group, as applicable, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company, its sister companies, their respective parent companies or any of their respective Subsidiaries, as applicable (including, without limitation, making any negative or disparaging statements or communications regarding the Company, its sister companies’, their respective parent companies’ and any of their respective Subsidiaries’ past and present investors, officers, directors or employees or its affiliates).

Section 10.Enforcement. If, at the time of enforcement of Section 7, Section 8, or Section 9, a court shall hold that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that the Company and its Subsidiaries would suffer irreparable harm from a breach of Section 7, Section 8, or Section 9 by Executive and that money damages would not be an adequate remedy for any such breach of this Agreement. In the event a breach or threatened breach of this Agreement, the Company and its Subsidiaries in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of Section 9, the Noncompete Period shall be extended automatically by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured. Executive acknowledges that the restrictions contained in Section 9 are reasonable and that Executive has reviewed the provisions of this Agreement with Executive’s legal counsel.

Section 11.Additional Acknowledgments. Executive acknowledges that the provisions of Section 7, Section 8, or Section 9 are in consideration of employment with the Company and other good and valuable consideration as set forth in this Agreement. Executive also acknowledges that (i) the restrictions contained in Section 7, Section 8, or Section 9 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living, (ii) the business of the Company and its Subsidiaries will be international in scope and without geographical limitation and (iii) notwithstanding the jurisdiction of formation or principal office of the Company or residence of any of its executives or employees (including Executive), it is expected that the Company and its Subsidiaries will have business activities and have valuable business relationships within its industry throughout the world. Executive agrees and acknowledges that the potential harm to the Company and its Subsidiaries resulting from the non-enforcement of Section 7, Section 8, or Section 9 outweighs any potential harm to Executive of the enforcement of such provisions by injunction or otherwise. Executive acknowledges that Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full agreement regarding their necessity for the reasonable and proper protection of the business goodwill, competitive positions and confidential and proprietary information of the Company and its Subsidiaries now existing or to be developed in the future and that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

Section 12.Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound (including, without limitation, any prior or current employment, settlement, termination, severance or similar agreement), (ii)

Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person, business or entity or any agreement or contract requiring Executive to assign inventions to another party, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that (x) Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein, and (y) Executive is not subject to any pending, or to Executive’s knowledge any threatened, lawsuit, action, investigation or proceeding involving Executive’s prior employment or consulting work or the use of any information or techniques of any former employer or contracting party.

Section 13.Deferred Compensation Matters.

(a)Interpretation.  It is the intent of the Company and Executive that the payments and benefits under this Agreement shall comply with or be exempt from Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with or exempt from Section 409A, as applicable. In no event whatsoever shall the Company, its Subsidiaries and affiliates, and each of their respective employees or representatives, be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or for any damages for failing to comply with Section 409A.

(b)Specified Employee.  If Executive is deemed on the date of termination to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, any amounts to which Executive is entitled under this Agreement that constitute “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service” that otherwise would be payable prior to the six month anniversary of the Executive’s separation from service shall not be paid until the earlier of (i) the six (6) month anniversary of the Executive’s date of termination and (ii) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they otherwise would have been payable in a single lump sum or in installments absent such delay) shall be paid or reimbursed, as applicable, in a lump sum on the first business day following the expiration of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)Separation from Service.  A termination of the Employment Period shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “termination”, “termination of the Employment Period”, “termination of employment” or similar terms shall mean “separation from service.”

(d)Reimbursements, In-Kind Benefits.  To the extent any reimbursements or in-kind benefits under this Agreement constitute “non-qualified deferred compensation” for purposes of Section 409A, (i) all such expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(e)Installment Payments.  For purposes of Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the Company’s sole discretion.

(f)Offset.  Notwithstanding any other provision of this Agreement to the contrary, in no even shall any payment under this Agreement that constitutes “non-qualified deferred compensation” for purposes of Section 409A be subject to offset, counterclaim or recoupment by any other amount unless otherwise permitted by Section 409A.

Section 14.Survival. All provisions of this Agreement having or contemplated as having continuing application from and after the expiration or termination of this Agreement shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

Section 15.Notices. Any notice to be given under or by reason of this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

At the most recent address set forth on the books and records of the Company.

Notices to the Company:

Metaldyne Performance Group Inc.
One Towne Square, Suite 550
Southfield, MI 48076
Fax: 248-281-1934
Attention: CEO and CFO

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

Section 16.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 17.Complete Agreement. This Agreement, together with any other agreement expressly referred to herein as continuing in effect, embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 18.No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 19.Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

Section 20.Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company.

Section 21.Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Michigan, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

Section 22.Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and except as expressly provided herein, no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

Section 23.Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive shall cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and maintain such insurance.

Section 24.Indemnification and Reimbursement of Payments on Behalf of Executive. The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Subsidiaries or Executive’s ownership interest in the Company

(including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its Subsidiaries does not make such deductions or withholdings, Executive shall indemnify the Company and its Subsidiaries for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

Section 25.Consent to Jurisdiction. SUBJECT TO Section 29 HEREOF, EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN LOCATED IN WAYNE COUNTY, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH IN THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN THE STATE OF MICHIGAN WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS Section 25. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN IN WAYNE COUNTY, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 26.Waiver of Jury Trial. As a specifically bargained for inducement for each of the parties hereto to enter into this Agreement (after having the opportunity to consult with legal counsel), each party hereto expressly waives the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.

Section 27.Corporate Opportunity. Executive shall submit to the Chairman of the Board (or, in the absence of a Chairman of the Board at any time, the Board) all business, commercial and investment opportunities, and all offers presented to Executive or of which Executive becomes aware at any time during the Employment Period, which relate to the business of automobile component manufacturing, production and design (“Corporate Opportunities”). Unless approved by the Board in writing, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

Section 28.Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its Subsidiaries in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this Section 28, the Company shall reimburse Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts.

Section 29.Arbitration. Except with respect to disputes and claims under Section 7, Section 8, or Section 9 (which the parties hereto may pursue in any court of competent jurisdiction as provided in this Agreement and with respect to which each party shall bear the cost of its own attorneys’ fees and expenses, except to the extent otherwise required by applicable law), each party hereto agrees that arbitration pursuant to the procedures set forth in the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA Rules”) shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations of the parties under this Agreement and the employment of Executive by the Company and its Subsidiaries (including, without limitation, claims and disputes regarding employment discrimination, sexual harassment and wrongful termination), whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement. The parties hereto agree that (i) one arbitrator shall be appointed pursuant to the AAA Rules to conduct any such arbitration, (ii) all meetings of the parties and all hearings with respect to any such arbitration shall take place in Michigan, (iii) each party to the arbitration shall bear its own costs and expenses (including, without limitation, all attorneys’ fees and expenses, except to the extent otherwise required by applicable law), and (iv) all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator’s fees, hearing expenses, etc.) shall be borne equally by the parties hereto. The parties agree that the judgment, award or other determination of any arbitration under the AAA Rules shall be final, conclusive and binding on all of the parties hereto. Nothing in this Section 29 shall prohibit any party hereto from instituting litigation to enforce any final judgment, award or determination of the arbitration. Each party hereto further agrees that each other party hereto may initiate litigation in any court of competent jurisdiction to execute any judicial judgment enforcing or not enforcing any award, judgment or determination of the arbitration.

Section 30.Indemnification. The Company shall indemnify the Executive to the full extent provided under the Company’s certificate of incorporation and by-laws, in both cases as in effect on the date hereof or as may be amended hereafter. The Executive shall be covered by any director’s and officer’s policy that the Company may provide for its active directors and officers from time to time during the Employment Period.

*        *        *        *        *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date first written above.

METALDYNE PERFORMANCE GROUP INC.

___________________________
Name: George Thanopoulos
Title: Chief Executive Officer Date: July 18, 2016

EXECUTIVE

___________________________
Thomas M. Dono, Jr.
Date: July 18, 2016

[Signature Page – Dono Employment Agreement]

Exhibit A

GENERAL RELEASE

I, Thomas M. Dono, Jr., in consideration of and subject to the performance by Metaldyne Performance Group Inc., a Delaware corporation (together with its subsidiaries, the “Company”), of its obligations under my employment agreement, dated as of July 18, 2016 (the “Employment Agreement”), do hereby release and forever discharge as of the date hereof the Company, its Subsidiaries and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company, its Subsidiaries and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.I understand that any payments or benefits paid or granted to me under Section 5(a) or Section 5(b), as applicable, of the Employment Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I shall not receive the payments and benefits specified in Section 5(a) or Section 5(b), as applicable, of the Employment Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits shall not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.Except as provided in Paragraph 4 below and except for the provisions of the Employment Agreement that expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company and its Subsidiaries (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Paragraph 2 above.

4.I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this

General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Employment Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).  Furthermore, this General Release does not release any claim that relates to (i) my right to enforce this General Release; (ii) any rights I may have to indemnification from personal liability or to protection under any insurance policy maintained by the Company, including without limitation any general liability or directors and officers insurance policy and under any other document or agreement, including, without limitation, the Company’s Articles of Incorporation and By-Laws; (iii) my right, if any, to government-provided unemployment and worker’s compensation benefits; (iv) my rights to receive the amounts described in Section 1 of this General Release that have not yet been paid (subject to the conditions thereof); (v) my rights under any Company benefit plans (e.g., health, disability or retirement plans), which by their explicit terms survive the termination of my employment; or (vi) my rights under any plan, contract, agreement or arrangement relating in any way to ownership or the right to acquire equity in the Company or any of its affiliates.

5.I agree that I am waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever (including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief). Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law (including, without limitation, the right to file an administrative charge or participate in an administrative investigation or proceeding); provided that I hereby disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

6.In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including, without limitation, those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Employment Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company or any other Released Party, or in the event I should seek to recover against the Company or any other Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in Paragraph 2 above as of the execution of this General Release.

7.I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any other Released Party or myself of any improper or unlawful conduct.

8.I agree that I will forfeit all amounts payable by the Company and its Subsidiaries pursuant to the Employment Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or any other Released Parties, I shall pay all costs and expenses of defending against the suit incurred by the Released Parties (including, without limitation, reasonable attorneys’ fees, and return all payments received by me pursuant to the Employment Agreement).

9.I agree that this General Release and the Employment Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Employment Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I shall instruct each of the foregoing not to disclose the same to anyone. Notwithstanding anything herein to the contrary, each of the parties (and each affiliate and person acting on behalf of any such party) agree that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this transaction contemplated in the Employment Agreement and, all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of this transaction, (ii) the identities of participants or potential participants in the Agreement, (iii) any financial information (except to the extent such information is related to the tax treatment or tax structure of this transaction), or (iv) any other term or detail not relevant to the tax treatment or the tax structure of this transaction.

10.The non-disclosure provisions in this General Release do not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any other self-regulatory organization or governmental entity.

11.I agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its Subsidiaries’ business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

12.Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Employment Agreement after the date hereof.

13.Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)	I HAVE READ IT CAREFULLY;
(b)

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
(d)

I HAVE BEEN ADVISED IN WRITING BY MEANS OF THIS GENERAL RELEASE AGREEMENT TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)

I HAVE HAD AT LEAST [21]1/[45][2] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON TO CONSIDER IT AND THE CHANGES MADE SINCE THE VERSION OF THIS GENERAL RELEASE ARE NOT MATERIAL AND SHALL NOT RESTART THE REQUIRED [21]3/[45][4]-DAY PERIOD OR I HAVE ELECTED TO SIGN THIS RELEASE PRIOR TO THE END OF SUCH [21]5/[45][6]-DAY PERIOD;

(f)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
(g)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY ATTORNEY RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
(h)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

[SIGNATURE PAGE FOLLOWS]

[1]	To be included if not part of a broad layoff.
[2]	To be included if part of a broad layoff.
[3]	To be included if not part of a broad layoff.
[4]	To be included if part of a broad layoff.
[5]	To be included if not part of a broad layoff.
[6]	To be included if part of a broad layoff.

IN WITNESS WHEREOF, the parties hereto have executed this General Release on the date first written above.

METALDYNE PERFORMANCE GROUP INC.

___________________________
Name: [•]
Title: [•] Date: [•]

EXECUTIVE

___________________________
Thomas M. Dono, Jr.
Date:

[SIGNATURE PAGE TO GENERAL RELEASE]